PRICEWATERHOUSECOOPERS LLP
                            1177 Avenue of the Americas
                            New York, NY 10036
                            Tel: 212-259-1000
                            Fax: 212-259-1301


                         REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of Baron Capital Funds Trust and the
Shareholders of the Baron Capital Asset Fund


In planning and performing our audit of the financial statements and financial highlights of the Baron Capital Asset Fund (the "Fund") for the year ended December 31, 1998, we considered its internal control, including control over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal controls, error or fraud may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that error or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.


                                    /s/ PricewaterhouseCoopers LLP
                                    ------------------------------
                                        PricewaterhouseCoopers LLP

New York, New York
February 10, 1999